Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Enstar Group Limited for the registration of debt securities and to the incorporation by reference therein of our report dated March 21, 2013, with respect to the consolidated financial statements of Arden Reinsurance Company Ltd. included in the Current Report on Form 8-K of Enstar Group Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

September 10, 2014